Exhibit 3

EXECUTION COPY

TERMINATION OF STANDBY PURCHASE AGREEMENT

THIS TERMINATION OF STANDBY PURCHASE AGREEMENT (this “Agreement”), dated as of March 10, 2008, is made by and among PATRICK INDUSTRIES, INC., an Indiana corporation (the “Company”), TONTINE CAPITAL PARTNERS, L.P., a Delaware limited partnership  corporation (“TCP”) and TONTINE CAPITAL OVERSEAS MASTER FUND, L.P., a Delaware limited partnership (“TCOMF,” and collectively with TCP, “Tontine”).

WHEREAS, the Company and Tontine entered into that certain Standby Purchase Agreement dated as of September 17, 2007 (the “2007 Standby Purchase Agreement”) in connection with a proposed rights offering by the Company, the proceeds of which the Company intended to use to prepay the outstanding principal and accrued interest under the Senior Subordinated Promissory Notes dated as of May 18, 2007, and issued by the Company to Tontine in connection with financing the Company’s acquisition of Adorn Holdings, Inc.; and

WHEREAS, the Company, after consultation with Tontine, has elected to change the terms of its rights offering and contemporaneous with this Agreement, Tontine and the Company have agreed to enter into (i) a Securities Purchase Agreement pursuant to which Tontine has agreed to purchase shares of Company common stock in a private placement; and (ii) a new Standby Purchase Agreement which reflects the changed terms of the Company’s rights offering;

WHEREAS, the 2007 Standby Purchase Agreement may be terminated at any time by the mutual consent of the Company and Tontine pursuant to Section 8.1(a) of the 2007 Standby Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                                Section 1.                                          Termination of the 2007 Standby Purchase Agreement.  Effective as of the date hereof, the 2007 Standby Purchase Agreement among the Company and Tontine is hereby terminated and cancelled, and is of no further force or effect, except as may be otherwise provided therein.  For the avoidance of doubt, the parties agree that the provisions of Section 7(b) and Sections 9 through 15 of the 2007 Standby Purchase Agreement shall survive the termination of the 2007 Standby Purchase Agreement hereunder.

                                                Section 2.                                          Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                                                Section 3.                                          Entire Agreement; References.  This Agreement constitutes the entire agreement between the parties and supersedes all prior and all other contemporaneous agreements and understandings (oral or written) with respect to the subject matter hereof.

                                                Section 4.                                          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Indiana, without regard to choice of law principles thereof.

Section 5.                                          Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

Section 6.                                          Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PATRICK INDUSTRIES, INC.

By:	/s/s Paul E. Hassler
Name:	Paul E. Hassler
Title:	President

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital Overseas GP, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

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